Exhibit (h)(2)(f)


                                  SCHEDULE A-5

                         EATON VANCE MUTUAL FUNDS TRUST
                         ------------------------------

                        ADMINISTRATIVE SERVICES AGREEMENT

                            EFFECTIVE: JUNE 18, 2001


                      Eaton Vance International Growth Fund


               Fee: 0.15% of average daily net assets per annum, computed and paid monthly